EXHIBIT 99.1

Loop Industries Announces Completion of Pilot Plant;

Confirms Commercial Scale Production and Purity

LOS ANGELES, CA--(Marketwired - Jan 12, 2016) - Loop Industries, Inc. (OTCQB: LLPP), an environmentally responsible manufacturer of Purified Terephthalic Acid ("PTA") and Ethylene Glycol ("EG"), today announced the successful completion of a pilot plant facility as well as positive results from its initial production runs. The pilot plant was constructed to further validate Loop's proprietary depolymerization technology, and serves to showcase the Company's ability to scale production of sustainably produced PTA and EG to commercials levels.

While the Company continues to focus on optimizing the process to increase yield and efficiency, initial production runs using postconsumer waste plastic as feedstock such as discarded water and beverage bottles, have already reached commercial-grade purity. Production capacity of the pilot plant is expected to be approximately 5,000 pounds of chemicals per day.

Daniel Solomita, Loop Chief Executive Officer, commented. "We are excited to now be able to demonstrate our proprietary process at commercial scale to potential partners. The successful completion of the pilot plant is an important milestone in confirming the commercial value of our process. While I'm proud of the work our team has done to bring Loop's unique technology closer to broader commercialization, we fully expect to achieve additional process improvements over the coming weeks and months."

About Loop Industries, Inc.

Loop Industries is an environmentally responsible manufacturer of Purified Terephthalic Acid (PTA) and Ethylene Glycol (EG), the fundamental chemical components used in manufacturing polyethylene terephthalate (PET). PET plastic is most commonly found in beverage bottles, consumer packaging and polyester fiber. Loop Industries' proprietary process sustainably converts waste plastics into high purity PTA and EG that can be used to create up to 100 percent recycled food grade PET resin. This commercial grade PET resin can be used in a variety of bottling, consumer packaging and other industrial applications.

Forward-Looking Statements

This news release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our Loop Process, (ii) development and protection of our intellectual property, (iii) unexpected industry competition, (iv) we will need to raise capital to meet business requirements. More detailed information about Loop Holdings and the risk factors that may affect the realization of forward looking statements is set forth in our filings with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read these documents free of charge on the SEC's web site athttp://www.sec.gov. Loop Holdings assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Company Contact
Susan Khouloujian
T: 310 341 4047
E: IR@loopindustries.com